Exhibit 10.31.9

January 3, 2025

CONFIDENTIAL

Philip Anderson

175 Remontado Rd.

PO Box 322

Boiceville, NY 12412

Dear Philip,

On behalf of Catheter Precision, Inc. (the “Company” or CPI”), we are very pleased to offer you the position of Chief Financial Officer. This position reports to David Jenkins. Your targeted start date will be January 6, 2025.

This is a full-time, exempt position and your salary is $16,666.66 per month (annualized at $200,000) payable on a pro-rated basis in accordance with the Company’s standard payroll schedule for exempt employees. You will also be eligible for a discretionary bonus as determined by the Company based on your position and the Company’s business needs from time to time. Bonuses shall be determined, in the sole discretion of the Company, based upon your achievement of performance goals, as reasonably determined by CPI management. You must be employed by CPI at the time of any bonus payout to vest in any bonus payment. You will be granted 500,000 stock option shares, subject to approval from the Board of Directors, vesting monthly over three (3) years.

During the term of your employment, you will be eligible to participate in the Company’s standard benefits, as may be in effect from time to time, which may include group life, medical, dental and vision insurance. All benefits and employee copay amounts are described in CPI’s New Hire Packet and Employee Handbook and are subject to change from time to time. Furthermore, any benefit offered by the Company is subject to the terms and conditions of each benefit plan as is then in effect.

As a condition of your employment with CPI, you will be required to sign the following: (1) a Covenants Agreement, which includes certain protections against competition against the Company’s interests; (2) a Proprietary Information and Inventions Agreement, which includes confidentiality and nondisclosure agreements and assignment to CPI of certain intellectual property rights; (3) an acknowledgement that you have read, understand, and will comply with our Code of Business Conduct and Ethics and its related Policies and Procedures (the “Acknowledgement”).

Although we hope that your employment with CPI is mutually satisfactory, please note that employment at CPI is “at-will.” This means that you may resign from CPI at any time with or without cause, and CPI has the right to terminate your employment relationship with or without cause at any time. Neither this letter nor any other communication, either written or oral, should be construed as a contract of employment for any particular duration. The “at-will” nature of your employment can only be changed by written agreement, signed by you and the Chief Executive Officer of CPI. Nothing herein alters CPI’s policy of at-will employment. Employment is at all times terminable on an at-will basis by either you or CPI.

You agree that this offer letter is governed by the laws of the State of South Carolina, CPI’s principal place of business, without regard to conflict of law principles that would result in the application of the law of any other state. You furthermore consent to the jurisdiction of the state and federal courts of South Carolina, where the Company maintains its principal place of business, with respect to any dispute that in any way relates to any aspect of your employment with the Company.

Our offer is contingent on each of the following: (a) satisfactory completion of a background investigation and, if permitted by law, credit check, (b) your delivery to CPI on or before your employment start date satisfactory evidence of you identity and employment eligibility, as required by Federal law, (c) your delivery of signed versions, without modification, of the Covenants Agreement, the Proprietary Information and Inventions Agreement, and Acknowledgement; (d) your disclosure to CPI of all agreements entered into with prior employers that restrict your ability to engage in competition or to solicit former customers, co-workers or others; and (e) your confirmation, by your signature below, that your employment with CPI will not constitute a breach of, nor will your employment by CPI require that you violate, any confidentiality, non-compete, non-solicitation, employment agreement or any other obligation to a prior employer, and that you will not bring with you, use in your employment by CPI or disclose to any other CPI employee confidential or proprietary information or trade secrets of any prior employer. By signing below, you represent and warrant to CPI that you have no conflicting obligations to, or agreements with, any third party that could (1) have an adverse impact on your ability to properly discharge your responsibilities to CPI, or (2) give rise to a third party claim to any intellectual property developed by CPI or by you on behalf of CPI during your employment with CPI.

Philip, we are very excited about the prospect of you joining CPI as a key member of our team. Your active involvement will be critical in ensuring that we are successful in building the company to the level of achievement we know is possible.

We request that you indicate your acceptance of this offer no later than two (2) weeks from the date you receive this signed letter, at which time this offer will expire if not accepted. To accept our offer, please sign and date this letter below, retain one copy for your records and return one to us.

Please feel free to call me with any questions you may have.

Sincerely,

/s/ David Jenkins

David Jenkins

Chief Executive Officer

Agreed and accepted by:

/s/ Philip Anderson

Philip Anderson

1/3/2025

Date